Corcept Therapeutics Announces Closing of $44.9 Million Underwritten Public Offering of Common Stock

MENLO PARK, CA -- (Marketwire - January 26, 2011) - Corcept Therapeutics Incorporated ("Corcept") (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today announced the closing of its previously announced underwritten public offering of 10,000,000 shares of its common stock, as well as 1,500,000 additional shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters. The public offering price was $3.90 per share and the aggregate net proceeds from the public offering were approximately $41,859,000.

The shares were issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission ("SEC"). Corcept also filed with the SEC a prospectus supplement dated January 21, 2011 with respect to the offering. Stifel Nicolaus Weisel and Leerink Swann LLC were joint book-running managers and JMP Securities and Ladenburg Thalmann & Co. Inc. were co-managers.

Corcept intends to use the net proceeds from the offering to fund research and development activities, including clinical trials, to fund commercialization activities, to fund working capital and for general corporate purposes.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Corcept, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two Phase 3 programs: CORLUX for the treatment of Cushing's Syndrome and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1a/2b program for CORT 108297 and an IND-enabling program for CORT 113083. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of metabolic and psychiatric disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for its selective GR-II antagonists.

Forward-Looking Statements

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to the intended use of the proceeds from the offering. Corcept will continue to need significant additional capital to fund its operations and may be unable to raise capital when needed, which would force Corcept to delay, reduce or eliminate its product candidate development programs or commercialization efforts. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These and other risk factors are set forth in the Corcept's Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and its other SEC filings, all of which are available on its website (www.corcept.com) or from the SEC's website (www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com